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                                                                    EXHIBIT 20.1

                               NETMANAGE BID CO.

                        NOTICE OF COMPULSORY ACQUISITION

TO: The holders of common shares of Simware Inc. (the "Corporation") who did not accept the offer dated October 1, 1999 (the "Offer") by NetManage Bid Co. (the "Offeror") to purchase all the outstanding common shares of the Corporation.

AND TO:   The Director appointed under section 260 of the Canada Business
          Corporations Act (the "Act").

     On October 1, 1999 the Offeror mailed to all holders of common shares
("Common Shares") of the Corporation an Offer to purchase all outstanding Common
Shares for U.S. $8.75 cash per share. The Offer expired at midnight (New York city time) on October 29, 1999.

     Holders of Common Shares holding more than 90% of the outstanding Common
Shares accepted the Offer (the "Accepting Offerees"). The Offeror has taken up and paid for all Common Shares of the Accepting Offerees.

     The Offeror intends to exercise its right under section 206 of the Act to acquire Common Shares not purchased by it under the Offer.

     Pursuant to paragraph 206(8)(c) of the Act, those holders of Common Shares who have not accepted the Offer (the "Dissenting Offerees") are hereby required to elect:

     (a) to transfer their Common Shares to the Offeror for a purchase price of U.S. $3.75 cash per Common Share and otherwise on the terms on which the Offeror acquired the Common Shares of the Accepting Offerees; or

     (b) to demand payment of the fair value of the Common Shares in accordance with subsection 206(9) to 206(18) of the Act by notifying the Offeror within 20 days after receipt of this notice.

     Enclosed with this Notice of Compulsory Acquisition is an Election form, which, if completed and returned to ChaseMellon Shareholder Services, L.L.C. at one of the addresses set forth below, will constitute notice to the Offeror of your election.

     A Dissenting Offeree who does not notify the Offeror of his or her election in accordance with paragraph (b) above within 20 days after receipt of this notice will be deemed to have elected to transfer his or her Common Shares to the Offeror on the same terms on which the Offeror acquired the Common
Shares from the Accepting Offerees.

     Regardless of his or her election, a Dissenting Offeree is required by the Act to send all certificates representing Common Shares to the Corporation within 20 days after receipt of this notice.

     The enclosed Election form indicating your election under paragraph (a) or
(b) above should be mailed or delivered to the Offeror and all certificates representing Common shares of the Corporation, must be mailed or delivered to the Corporation regardless of which alternative of (a) and (b) above you elect, in each case in care of ChaseMellon Shareholder Services, L.L.C. at one of
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the addresses indicated below. Please ensure you include the enclosed form of
Letter of Transmittal duly completed with your share certificates.

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
          By Mail:                                By Overnight Courier:

          ChaseMellon Shareholder Services,       ChaseMellon Shareholder Services,
          L.L.C                                   L.L.C
          Reorganization Department               Reorganization Department
          P.O. Box 3300                           85 Challenger Road
          South Hackensack, NJ 07606              Mail Stop - Reorg
                                                  Ridgefield Park, NJ 07660

          In Person:

          ChaseMellon Shareholder Services, L.L.C.
          Reorganization Department
          120 Broadway
          13th Floor
          New York, N.Y. 10271


     If certificates representing Common Shares are sent by mail, it is recommended that you use registered mail. If the share certificates representing your Common Shares have been lost or destroyed, you may contact ChaseMellon Shareholder Services, L.L.C at one of the above addresses for information on how to obtain replacement share certificates.

     If you have any questions relating to this Notice of Compulsory Acquisition or the attached Letter of Transmittal, you can contact ChaseMellon Shareholder Services, L.L.C. at 1-800-777-8674 (if calling from the United States) or at (801) 829-8450 (if calling from outside the United States).

     DATED this 12th day of November, 1999.

                                      NETMANAGE BID CO.

                                      By: /s/ ZVI ALON
                                          -----------------------
                                          Zvi Alon
                                          Chief Executive Officer